Exhibit 4.1

EXECUTION VERSION

SEVENTH AMENDMENT TO CREDIT AGREEMENT

This Seventh Amendment to Credit Agreement (this “Amendment”) is entered into as of July 1, 2019, by and among SILVERCREST ASSET MANAGEMENT GROUP LLC, a Delaware limited liability company (“Silvercrest”), SILVERCREST INVESTORS LLC, a Delaware limited liability company (“Silvercrest Investors”), SILVERCREST INVESTORS II LLC, a Delaware limited liability company (“Silvercrest Investors II”), SILVERCREST FINANCIAL SERVICES, INC., a New York corporation (“Silvercrest Financial”, and together with Silvercrest, Silvercrest Investors, and Silvercrest Investors II, each, a “Borrower”, and collectively, “Borrowers”), and CITY NATIONAL BANK, a national banking association (“Lender”).

RECITALS

A.	Borrowers and Lender are parties to that certain Credit Agreement, dated as of June 24, 2013 (as heretofore amended, supplemented or otherwise modified, the “Credit Agreement”).
B.

As of the date hereof, the aggregate principal amount of all Revolving Loans outstanding under the Credit Agreement is $0, the amount of Letter of Credit Usage is $585,667 and the aggregate principal amount of all Term Loans outstanding under the Credit Agreement is $0.

C.

Silvercrest and Silvercrest L.P. (“Parent”) have entered into that certain Asset Purchase Agreement, dated as of April 12, 2019 (the “Cortina Purchase Agreement”), among Silvercrest, Parent, Cortina Asset Management, LLC, and the principals identified therein.

D.

Borrowers have requested that the Credit Agreement be amended to, among other things, increase the Term Loan Commitment from $7,500,000 to $25,500,000 to enable Borrowers to use the proceeds of a Term Loan to be made on the date hereof, in the principal amount of $18,000,000 (the “Seventh Amendment Term Loan”), to pay a portion of the consideration under the Cortina Purchase Agreement, and Lender is willing to agree to such amendments on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the premises and the other mutual covenants contained herein, the receipt and sufficiency of which hereby are acknowledged, the parties hereto agree as follows:

1.	Definitions. Capitalized terms used in this Amendment without definition shall have the meanings set forth in the Credit Agreement.
2.	Amendments to Credit Agreement.
(a)	Each reference to “June 25, 2023” as it appears in the definition of “Term Loan Draw Date” in Section 1.1 of the Credit Agreement, and in Sections 2.2(a)(i) and

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(iv) and 2.11(b) of the Credit Agreement, is hereby replaced with a reference to “July 1, 2024”.
(b)	The term “Base LIBOR Rate” set forth in Section 1.1 of the Credit Agreement is hereby amended in its entirety to read as follows:

““Base LIBOR Rate” means:

(a)Pre-IHI, the London InterBank Offered Rates for Dollar deposits as administered by ICE Benchmark Administration (or any other Person that takes over the administration of such rate for Dollars) as made available by Bloomberg LP, or such other information service available to Lender, for the applicable Interest Period for the LIBOR Rate Loan selected by Administrative Borrower and as quoted by Lender on the Business Day Administrative Borrower requests a LIBOR Rate Loan or on the last day of an expiring Interest Period.

(b)Post-IHI, the London InterBank Offered Rates for Dollar deposits as administered by ICE Benchmark Administration (or any other Person that takes over the administration of such rate for Dollars) as made available by Bloomberg LP, or such other information service available to Lender, for the applicable monthly period upon which the Interest Period is based for the LIBOR Rate Loan as determined by Lender two (2) Business Days prior to the first day of each Interest Period.”

(c)	The term “Base Rate Margin” set forth in Section 1.1 of the Credit Agreement is hereby amended in its entirety to read as follows:

““Base Rate Margin” means 0.25 percentage points.”

(d)	A new term “Cortina Purchase Agreement” is hereby added to Section 1.1 of the Credit Agreement in the appropriate alphabetical position to read in its entirety as follows:

““Cortina Purchase Agreement” means that certain Asset Purchase Agreement, dated as of April 12, 2019, among Silvercrest, Parent, Cortina Asset Management, LLC, and the principals identified therein, as in effect on the Seventh Amendment Effective Date.”

(e)	The term “EBITDA” set forth in Section 1.1 of the Credit Agreement is hereby amended by adding a new paragraph at the end thereof to read in its entirety as follows:

“For the purposes of calculating EBITDA for any period of twelve consecutive months (each, a “Reference Period”) during which the Permitted Acquisition pursuant to the Cortina Purchase Agreement has been made, EBITDA for such Reference Period shall be calculated after giving pro forma effect thereto (including pro forma adjustments arising out of events which are directly

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attributable to such Permitted Acquisition, are factually supportable, and are expected to have a continuing impact, in each case to be mutually and reasonably agreed upon by Borrowers and Lender) or in such other manner acceptable to Lender as if such Permitted Acquisition or adjustment occurred on the first day of such Reference Period.”

(f)	The term “Fixed Charge Coverage Ratio” set forth in Section 1.1 of the Credit Agreement is hereby amended in its entirety to read as follows:

““Fixed Charge Coverage Ratio” means, for any period and with respect to Parent and its Subsidiaries on a consolidated basis in accordance with GAAP, the ratio of (i) the sum of (a) EBITDA for such period minus (b) all Capital Expenditures made during such period minus (c) 40% of EBITDA as a proxy for Permitted Tax Distributions for such period minus (d) Taxes based on income (including, without limitation, franchise taxes based on income), profits or capital payable for such period minus (e) earn-outs due in respect of Permitted Acquisitions (other than the Growth Cash Payment) and paid or payable in cash during such period minus (f) the greater of (x) $15,000,000 minus the amount of cash on hand of the Loan Parties immediately after giving effect to the amount of the Growth Cash Payment paid or payable by any Loan Party pursuant to the Cortina Purchase Agreement and (y) $0 to (ii) Fixed Charges for such period.”

(g)	A new term “Growth Cash Payment” is hereby added to Section 1.1 of the Credit Agreement in the appropriate alphabetical position to read in its entirety as follows:

““Growth Cash Payment” has the meaning specified therefor in the Cortina Purchase Agreement.”

(h)	A new term “ISDA Alternative Rate” is hereby added to Section 1.1 of the Credit Agreement in the appropriate alphabetical position to read in its entirety as follows:

““ISDA Alternative Rate” has the meaning specified therefor in Section 2.15(b) of this Agreement.”

(i)	The term “LIBOR Rate Margin” set forth in Section 1.1 of the Credit Agreement is hereby amended in its entirety to read as follows:

““LIBOR Rate Margin” means 2.75 percentage points.”

(j)	A new term “LIBOR Successor Rate” is hereby added to Section 1.1 of the Credit Agreement in the appropriate alphabetical position to read in its entirety as follows:

““LIBOR Successor Rate” has the meaning specified therefor in Section 2.15(b) of this Agreement.”

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(k)	A new term “LIBOR Successor Rate Conforming Changes” is hereby added to Section 1.1 of the Credit Agreement in the appropriate alphabetical position to read in its entirety as follows:

““LIBOR Successor Rate Conforming Changes” means, with respect to any proposed LIBOR Successor Rate, any conforming changes to any applicable defined terms herein and administrative matters as may be appropriate, each as may be agreed by Lender and the Borrowers, to reflect the adoption of such LIBOR Successor Rate and to permit the administration thereof by Lender in a manner substantially consistent with market practice (or, if Lender determines that adoption of any portion of such market practice is not administratively feasible or that no market practice for the administration of such LIBOR Successor Rate exists, in such other manner of administration as Lender and Borrower agree).”

(l)	A new term “LIBOR Suspension Date” is hereby added to Section 1.1 of the Credit Agreement in the appropriate alphabetical position to read in its entirety as follows:

““LIBOR Suspension Date” has the meaning specified therefor in Section 2.15(b) of this Agreement.”

(m)	A new term “LIBOR Suspension Events” is hereby added to Section 1.1 of the Credit Agreement in the appropriate alphabetical position to read in its entirety as follows:

““LIBOR Suspension Events” has the meaning specified therefor in Section 2.15(b) of this Agreement.”

(n)	The term “Maximum Revolver Amount” set forth in Section 1.1 of the Credit Agreement is hereby amended in its entirety to read as follows:

““Maximum Revolver Amount” means $10,000,000.”

(o)	The term “Maximum Term Amount” set forth in Section 1.1 of the Credit Agreement is hereby amended in its entirety to read as follows:

““Maximum Term Amount” means $25,500,000.”

(p)	A new term “Scheduled Unavailability Date” is hereby added to Section 1.1 of the Credit Agreement in the appropriate alphabetical position to read in its entirety as follows:

““Scheduled Unavailability Date” has the meaning specified therefor in Section 2.15(b) of this Agreement.”

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(q)	A new term “Seventh Amendment Effective Date” is hereby added to Section 1.1 of the Credit Agreement in the appropriate alphabetical position to read in its entirety as follows:

““Seventh Amendment Effective Date” means July 1, 2019.”

(r)	The term “Term Loan Commitment” set forth in Section 1.1 of the Credit Agreement is hereby amended in its entirety to read as follows:

““Term Loan Commitment” means the commitment of Lender to make Term Loans to Borrowers on each Term Loan Draw Date, in an aggregate principal amount not to exceed $25,500,000.”

(s)	The term “Term Loan Maturity Date” set forth in Section 1.1 of the Credit Agreement is hereby amended in its entirety to read as follows:

““Term Loan Maturity Date” means the earlier of (a) July 1, 2026 and (b) such earlier date on which the Obligations shall become due and payable in accordance with the terms of this Agreement and the other Loan Documents.”

(t)	The first sentence of Section 2.4(c) of the Credit Agreement is hereby amended in its entirety to read as follows:

“Subject to Section 2.5, each LIBOR Rate Loan shall bear interest on the unpaid principal balance thereof, from the date advanced, converted to a LIBOR Rate Loan, or continued as a LIBOR Rate Loan for a new Interest Period, to but excluding the date of conversion to a Base Rate Loan or repayment thereof, at a rate, per annum, equal to the lesser of (i) the greater of (A) the LIBOR Rate plus the LIBOR Rate Margin, and (B) 2.00% per annum, and (ii) the Highest Lawful Rate.”

(u)	Section 2.9(b) of the Credit Agreement is hereby amended in its entirety to read as follows:

“(b)The Term Loan Commitment shall terminate on July 1, 2024.  Prior to the IHI Date, the principal amount of each Term Loan drawn (i) on or prior to June 30, 2021 shall be repaid in twenty equal quarterly installments, and (ii) after June 30, 2021 shall be repaid in equal quarterly installments, with the amount of such installments calculated based on an amortization period from the Term Loan Draw Date with respect to such Term Loan to the Term Loan Maturity Date, with each such payment in the case of both clause (i) and (ii) due and payable on the last Business Day of each March, June, September and December in each year, commencing with the first such date to occur after the applicable Term Loan Draw Date.  In the event that all or any portion of a Term Loan becomes subject to an Interest Hedging Instrument, Borrowers shall make consecutive monthly installments of principal plus interest (with interest determined in accordance with such Interest Hedging Instrument) on the portion

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of such Term Loan that is subject to such Interest Hedging Instrument on the first day of each month after the IHI Date, with the amount of such monthly principal payments calculated based on an amortization period equal to (x) with respect to each Term Loan drawn on or prior to June 30, 2021, five (5) years less the number of months which have elapsed since the applicable Term Loan Draw Date, and (y) with respect to each Term Loan drawn after June 30, 2021, the period remaining prior to the Term Loan Maturity Date.  The installments of the principal payments of any portion of such Term Loan that is not subject to such Interest Hedging Instrument shall be adjusted at such time, with the amount of such quarterly principal payments calculated based on an amortization period equal to (A) with respect to each Term Loan drawn on or prior to June 30, 2021, five (5) years less the number of quarters which have elapsed since the applicable Term Loan Draw Date, and (B) with respect to each Term Loan drawn after June 30, 2021, the period remaining prior to the Term Loan Maturity Date, with each such payment in the case of both clause (A) and (B) due and payable on the last Business Day of each March, June, September and December in each year, commencing with the first such date to occur after the applicable Term Loan Draw Date.  The remaining outstanding unpaid principal balance of the Term Loans, all accrued and unpaid interest on the Term Loans, all unpaid fees, costs, or expenses that are payable hereunder or under the other Loan Documents in connection with the Term Loan Obligations, and all other Term Loan Obligations shall be due and payable in full, without notice or demand on the earliest of (I) the Term Loan Maturity Date, (II) the date of the acceleration of the Term Loan Obligations in accordance with the terms hereof, and (III) the date of termination of this Agreement pursuant to Section 7.2.”

(v)	Section 2.15 of the Credit Agreement is hereby amended in its entirety to read as follows:

“2.15Inability to Determine Rates.

(a)If Lender, on any Eurodollar Business Day, is unable to determine the Base LIBOR Rate applicable for a new, continued, or converted LIBOR Rate Loan for any reason, or any law, regulation, or governmental order, rule or determination, makes it unlawful for Lender to make a LIBOR Rate Loan, Borrowers’ right to select LIBOR Rate Loans will be suspended until Lender is again able to determine the Base LIBOR Rate or make LIBOR Rate Loans, as the case may be.  During such suspension, new Loans, outstanding Base Rate Loans, and LIBOR Rate Loans whose Interest Periods terminate may only be Base Rate Loans; provided that, if Lender is unable to determine the Base LIBOR Rate for a Term Loan subject to an Interest Hedging Instrument, then during such period of inability, the Term Loan shall bear interest at the alternative rate provided for in the Interest Hedging Instrument.  Any such determination shall, in the absence of manifest error, be conclusive and binding for all purposes.

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(b)Notwithstanding anything to the contrary in this Agreement or any other Loan Document, if Lender determines (which determination shall be conclusive absent manifest error) or the Borrowers notify Lender that the Borrowers have determined that:

(i)adequate and reasonable means do not exist for ascertaining the Base LIBOR Rate for any requested Interest Period, including, without limitation, because the Base LIBOR Rate is not available or published on a current basis and such circumstances are unlikely to be temporary (such specific date, the “LIBOR Suspension Date”); or

(ii)the administrator of the Base LIBOR Rate or a Governmental Authority having jurisdiction over Lender has made a public statement identifying a specific date after which the Base LIBOR Rate shall no longer be made available, or used for determining the interest rate of loans (such specific date, the “Scheduled Unavailability Date”) (the events specified in clauses (i) and (ii) above, “LIBOR Suspension Events”);

then reasonably promptly after such determination by Lender or receipt by Lender of such notice, as applicable, Lender and the Borrowers may amend this Agreement to replace the Base LIBOR Rate with an alternate benchmark rate (including any mathematical or other adjustments to the benchmark (if any) incorporated therein) giving due consideration to any evolving or then existing convention for similar U.S. dollar denominated commercial credit facilities for such alternative benchmarks (any such proposed rate or such other rate as specified below, a “LIBOR Successor Rate”), together with any proposed LIBOR Successor Rate Conforming Changes as agreed by Lender and the Borrowers, with such replacement to be agreed to by Lender and Borrowers prior to the LIBOR Suspension Date or the Scheduled Unavailability Date (as applicable) and effective along with the LIBOR Successor Rate Changes at 12:01 a.m. (New York time) on the LIBOR Suspension Date or the Scheduled Unavailability Date (as applicable); provided however, if no LIBOR Successor Rate has been agreed to by Lender and Borrowers prior to the LIBOR Suspension Date or the Scheduled Unavailability Date (as applicable), then all principal outstanding hereunder on the LIBOR Suspension Date or the Scheduled Unavailability Date (as applicable) shall bear interest at the Base Rate; notwithstanding any other provision of this Agreement, any LIBOR Successor Rate shall provide that in no event shall such LIBOR Successor Rate be less than zero.

Notwithstanding the foregoing, for any LIBOR Rate Loan that is subject to an Interest Hedging Instrument which provides for payments to the Borrowers based upon Base LIBOR Rate, the LIBOR Successor Rate shall mean the fallback benchmark rate (or the rate determined pursuant to certain fallback procedures) as specified under the Interest Hedging Instrument and which provides a fallback for the Base LIBOR Rate following events similar to the LIBOR Suspension Events set forth above (the “ISDA Alternative Rate”); provided that such ISDA

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Alternative Rate shall include any conforming changes to any applicable defined terms herein and administrative matters as may be appropriate, in the discretion of Lender, to reflect the adoption of such ISDA Alternative Rate and to permit the administration thereof by Lender; provided, further, that if such fallback rate or procedures are not capable of producing a fallback rate, then the provisions of this paragraph shall not apply and the LIBOR Successor Rate shall be determined as set forth in the preceding paragraph.”

(w)	Section 6.1(j) of the Credit Agreement is hereby amended in its entirety to read as follows:

“(j)(i) Earn-outs incurred under the Cortina Purchase Agreement, and (ii) any other Debt owing to sellers of assets or Securities to a Borrower or its Subsidiaries (including Debt consisting of the deferred purchase price of property acquired in a Permitted Acquisition) that is incurred by the applicable Borrower or Subsidiary in connection with the consummation of one or more Permitted Acquisitions so long as (A) such Debt is subordinated to the Obligations on terms and conditions reasonably acceptable to Lender, unless (x) the principal amount of any such Debt does not exceed $1,000,000, and the aggregate principal amount of all such Debt does not exceed $2,000,000 or (y) such Debt is unsecured and does not provide for any payments of principal or interest prior to the date that is six months after the Term Loan Maturity Date, and (B) such Debt is otherwise on terms and conditions (including all economic terms and conditions and the absence of covenants) reasonably acceptable to Lender;”

(x)	Section 6.15(a) of the Credit Agreement is hereby amended in its entirety to read as follows:

“(a)Discretionary Assets Under Management.  As of the last day of any fiscal quarter of Parent (beginning with the fiscal quarter ending September 30, 2019), permit the average of the aggregate amount of Discretionary Assets Under Management as of the last day of each month during such fiscal quarter, to the extent that Management Fees are payable to a Borrower (directly or indirectly or by intercompany payment or otherwise) in connection with such Discretionary Assets Under Management, to be less than (i) if the aggregate outstanding principal balance of the Term Loans and Revolving Loans is equal to or greater than $5,000,000 but less than or equal to $10,000,000 as of such date, $8,000,000,000, and (ii) if the aggregate outstanding principal balance of the Term Loans and Revolving Loans is greater than $10,000,000 as of such date, $11,000,000,000; provided, however, for the avoidance of doubt, that the foregoing financial covenant shall only apply to the extent the aggregate outstanding principal balance of the Term Loans and Revolving Loans is equal to or greater than $5,000,000 as of such date.”

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3.	Costs and Expenses. Borrowers shall pay to Lender the costs and expenses incurred by Lender in connection with this Amendment, including but not limited to, attorney’s fees and costs.
4.

Amendment Fee.  In consideration of the agreements set forth herein, Borrowers shall pay to Lender an amendment fee in the amount of $56,500 (the “Amendment Fee”), which fee is non-refundable when paid and is fully-earned as of the date of this Amendment.  The Amendment Fee shall be paid in full on the date of this Amendment.

5.	Conditions Precedent. This Amendment shall become effective upon the fulfillment of all of the following conditions to Lender’s satisfaction:
(a)	Lender shall have received this Amendment duly executed by Borrowers.
(b)

Lender shall have received an Acknowledgment and Agreement of Guarantor and Obligor set forth at the end of this Amendment (the “Acknowledgement”) duly executed by the Person set forth in the signature page thereof.

(c)	Lender shall have received the Amendment Fee.
(d)	Lender shall have received (i) a Request for Borrowing and (ii) the applicable Upfront Fee in the amount of $54,000, in each case, with respect to the Seventh Amendment Term Loan.
(e)

Lender shall have received the certificate of Responsible Officer of Borrowers required to be delivered pursuant to clause (vi) of the definition of “Permitted Acquisition” as set forth in the Credit Agreement.

(f)

Lender shall have received satisfactory evidence that the closing of the Transactions contemplated pursuant to the Cortina Purchase Agreement (as defined therein) has been consummated concurrently herewith.

(g)	The representations and warranties set forth herein shall be true and correct in all material respects.
(h)	All other documents and legal matters in connection with this Amendment shall be reasonably satisfactory in form and substance to Lender and its counsel.
6.	Reference to and Effect on the Loan Documents.
(a)

Upon and after the effectiveness of this Amendment, each reference in the Credit Agreement to “this Agreement”, “hereunder”, “hereof” or words of like import referring to the Credit Agreement, and each reference in the other Loan Documents to “the Credit Agreement”, “thereof” or words of like import referring to the Credit Agreement, shall mean and be a reference to the Credit Agreement as modified and amended hereby.

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(b)

The Credit Agreement and all other Loan Documents, are and shall continue to be in full force and effect and are hereby in all respects ratified and confirmed and shall constitute the legal, valid, binding and enforceable obligations of each Borrower to Lender without defense, offset, claim or contribution.

(c)

The execution, delivery and effectiveness of this Amendment shall not, except as expressly provided herein, operate as a waiver of any right, power or remedy of Lender under any of the Loan Documents, nor constitute a waiver of any provision of any of the Loan Documents.

7.

Ratification.  Each Borrower hereby restates, ratifies and reaffirms each and every term and condition set forth in each Loan Document to which it is a party, in each case as amended hereby, effective as of the date hereof.

8.	Representations and Warranties. Each Borrower represents and warrants as follows:
(a)

Requisite Power and Authorization.  Each Borrower has all requisite power to execute and deliver this Amendment.  The execution, delivery, and performance by each Borrower of this Amendment have been duly authorized by each Borrower and all necessary action in respect thereof has been taken, and the execution, delivery, and performance thereof do not require any consent or approval of any other Person that has not been obtained.

(b)

Binding Agreement.  This Amendment, when executed and delivered by Borrowers, will constitute, the legal, valid, and binding obligations of Borrowers, enforceable against Borrowers in accordance with its terms, except as the enforceability hereof may be affected by: (a) bankruptcy, insolvency, reorganization, moratorium, or other similar laws affecting the enforcement of creditors’ rights generally, and (b) the limitation of certain remedies by certain equitable principles of general applicability.

(c)

Representations and Warranties.  The representations and warranties contained in the Loan Documents are true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representation or warranty already qualified by materiality in the text thereof) on and as of the date of the date hereof as though made on and as of the date hereof, except to the extent that such representations and warranties expressly relate to an earlier date, in which case they are true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representation or warranty already qualified by materiality in the text thereof) as of such earlier date.

(d)	No Default. Immediately after giving effect to the terms of this Amendment, no event has occurred and is continuing that constitutes an Unmatured Event of Default or Event of Default.

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(e)

No Actions, Claims, Etc.  As of the date hereof, each of the Loan Parties hereby acknowledges and confirms that it has no knowledge of any actions, causes of action, claims, demands, damages and liabilities of whatever kind or nature, in law or in equity, against the Lender or the Lender’s officers, employees, representatives, agents, counsel or directors arising from any action by such Persons, or failure of such Persons to act under the Credit Agreement on or prior to the date hereof.

9.

Counterparts.  This Amendment may be executed in any number of counterparts (including by facsimile or “pdf”), and by the different parties hereto or thereto on the same or separate counterparts, each of which shall be deemed to be an original instrument but all of which, as applicable, together shall constitute one and the same agreement.  Transmission by facsimile or “pdf” file of an executed counterpart shall be deemed to constitute due and sufficient delivery of such counterpart.  Any party hereto may request an original counterpart of any party delivering such electronic counterpart.

10.

Governing Law.  THIS AMENDMENT SHALL BE GOVERNED BY AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH THE CHOICE OF LAW PROVISIONS SET FORTH IN, AND SHALL BE SUBJECT TO THE DISPUTE RESOLUTION PROVISIONS OF, THE CREDIT AGREEMENT.

[Signatures follow]

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IN WITNESS WHEREOF, the parties have executed this Amendment as of the day and year first above written.

BORROWERS:

SILVERCREST ASSET MANAGEMENT GROUP LLC,
a Delaware limited liability company

SILVERCREST INVESTORS LLC,
a Delaware limited liability company

SILVERCREST INVESTORS II LLC,
a Delaware limited liability company

By:SILVERCREST L.P.,
a Delaware limited partnership,
its Managing Member

By:SILVERCREST ASSET
MANAGEMENT GROUP INC.,
a Delaware corporation,
its General Partner

By:/s/ Scott Gerard

Name:Scott Gerard

Title:Chief Financial Officer

SILVERCREST FINANCIAL SERVICES, INC., a New York corporation

By:/s/ Scott Gerard

Name: Scott Gerard
Title:   Chief Financial Officer

[Seventh Amendment to Credit Agreement]

LENDER: CITY NATIONAL BANK By: /s/ Jennifer Velez Name: Jennifer Velez Title: Senior Vice President

[Seventh Amendment to Credit Agreement]

ACKNOWLEDGMENT AND AGREEMENT OF GUARANTOR
AND OBLIGOR

The undersigned, being a Guarantor pursuant to a General Continuing Guaranty, dated as of June 24, 2013 (the “Guaranty”), executed by the undersigned in favor of City National Bank (“Lender”), and an Obligor pursuant to an Intercompany Subordination Agreement, dated as of June 24, 2013 (the “Subordination Agreement”), hereby (i) acknowledges receipt of the foregoing Amendment; (ii) consents to the terms and execution, delivery and performance thereof, including, without limitation, the representation set forth in Section 8(e) thereof; (iii) reaffirms all obligations to Lender pursuant to the terms of the Guaranty and Subordination Agreement; and (iv) acknowledges that Lender may amend, restate, extend, renew or otherwise modify the Loan Documents and any indebtedness or agreement of the Borrowers, or enter into any agreement or extend additional or other credit accommodations, without notifying or obtaining the consent of the undersigned and without impairing the obligations of the undersigned under the Guaranty or Subordination Agreement.

SILVERCREST L.P.,

a Delaware limited partnership

By:SILVERCREST ASSET MANAGEMENT
GROUP INC.,
a Delaware corporation,
its General Partner

By:/s/ Scott Gerard

Name:Scott Gerard

Title:Chief Financial Officer

[Seventh Amendment to Credit Agreement]